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                                                                   EXHIBIT 10.42

                               OPTION AGREEMENT
                                  (Parcel B)

     THIS OPTION AGREEMENT (the "Agreement") is made and entered into this 21st day of November, 1994, by and between Pangolin Corporation, a California corporation ("Buyer"), and U.S. Energy Corp./Crested Corp. ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller is the owner of certain real property located in Gunnison County, Colorado (the "Property") more particularly described on Exhibit A attached hereto, subject to verification by survey and title inspection;

     WHEREAS, Buyer desires to obtain an option to purchase the Property from Seller; and WHEREAS, upon the terms, covenants and conditions contained in this Agreement, Seller is willing to grant such option to Buyer.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt, sufficiency and legal adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

     1. Grant. Seller hereby grants to Buyer an option to purchase fee title to the Property and all rights appurtenant thereto (including without limitation, water rights or shares, mineral rights, governmental approvals, utility hook-ups, licenses, leases, easements and rights of way) upon the terms, covenants and conditions set forth in this Agreement (the "Option").

     2. Term. The Option hereby granted is for a term commencing on the date of this Agreement and expiring at midnight (Mountain) 90 days from the date hereof (the "Option Period").

     3. Purchase Price. Buyer tenders herewith the nonrefundable, full option purchase price of Ten Thousand Dollars ($10,000). Upon exercise of this Option, the total purchase price for the Property shall be Eight Hundred Fifty One Thousand Nine Hundred Twenty Dollars ($851,920), or $1,803 per acre subject to adjustment to reflect the exact acreage which shall be determined in accordance with the survey described in paragraph 4(i) below (the "Purchase Price"). Any funds paid for this Option shall be applied to the Purchase Price paid at Closing. The Purchase Price shall be paid as follows:

          (i) $10,000 as the option purchase price delivered upon the execution of this Agreement by Seller; plus

          (ii) $40,000 payable in cash at the "Closing" (as hereafter defined). Upon Closing and payment of the cash portion of the Purchase Price, Seller shall deed 22.19 acres,

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     as designated by Buyer at that time, to Buyer free and clear of any liens or encumbrances, these acres to be valued at the rate of 125% of the $1,803 per acre (subject to adjustment in accordance with the survey of the Property) purchase price (or $2,253.75 per acre); plus

          (iii) $150,000 evidenced by a purchase money promissory note and trust deed encumbering 66.56 acres of the Property, as designated by Buyer at the time of Closing, in favor of Seller to be delivered at the Closing containing the following specific terms in addition to other standard or statutory terms (including Seller's rights as a secured party to foreclose thereon under applicable law in the event of default):

                (a) Requiring payment in full of the principal balance and all interest accrued thereon at the rate of seven and one-half percent (7.5 %) per annum, on the 90th day after the date of Closing; provided that if such note paid in full by that date, Buyer shall not be in default thereunder if Buyer makes a principal payment of $35,000 on the first anniversary of the date of closing and if such note is paid in full on the third (3rd) anniversary of the date of Closing, with interest accruing from the 90th day after the date of closing until paid in full at the rate of twelve percent (12%) per annum. There shall be no prepayment penalty. All accrued but unpaid interest shall be due and payable in full upon final payment of the principal balance of the Note.

                (b) Partial Lien Release provision requiring Seller to release or make request to the public trustee for reconveyance of whole or fractional acreage upon payment of principal under the Note at the rate of 125% of the $1,803 per acre (subject to adjustment in accordance with the survey of the Property) purchase price (or $2,253.75 per acre). Buyer shall designate the property to be released at the time of payment of the principal.

                (c) Seller would promptly consent in writing to any plat maps, subdivisions or other instruments necessary for rezoning, subdivision, annexation, recordation, or other development requirements, and to release without prepayment any acreage that is needed for public improvements; i.e. roads, sidewalks, utility easements, parks or trails. Such consent may not be unreasonably withheld or delayed.

                (e) Nonrecourse provision; plus

          (iv) $651,920 evidenced by a purchase money promissory note and trust deed encumbering that portion of the Property not conveyed free and clear pursuant to subparagraph 3 (ii) above and not subject to the trust deed described in subparagraph 3(iii) above, in favor of Seller to be delivered

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     at the Closing containing the following specific terms in addition to other standard or statutory terms (including Seller's rights as a secured party to foreclose thereon under applicable law in the event of default):

                (a) Interest only payments at the rate of seven and one-half percent (7.5%) per annum payable annually on the anniversary of the date of Closing, with any accrued but unpaid interest due and payable in full upon final payment of the principal balance of the Note.

                (b) Partial Lien Release provision requiring Seller to release or make request to the public trustee for reconveyance of whole or fractional acreage upon payment of principal under the Note at the rate of 125% of the $1,803 per acre (subject to adjustment in accordance with the survey of the Property) purchase price (or $2,253.75 per acre). Buyer shall designate the property to be released at the time of payment of the principal.

                (c) Payment of entire principal balance and all accrued but unpaid interest due and payable on the third (3rd) anniversary of the date Seller executes this Agreement, without prepayment penalty

                (d) Seller would promptly consent in writing to any plat maps, subdivisions or other instruments necessary for rezoning, subdivision, annexation, recordation, or other development requirements, and to release without prepayment any acreage that is needed for public improvements; i.e. roads, sidewalks, utility easements, parks or trails. Such consent may not be unreasonably withheld or delayed.

                (e) Nonrecourse provision.

The trust deed and promissory note to be executed, delivered and recorded in connection with the foregoing purchase money financing shall be on State of Colorado approved forms, as modified for the provisions contained herein.

     4.   Survey. Property and Title Inspection.

          (i) Sufficiently prior to Closing to permit Buyer's review thereof, Seller, at its expense, shall obtain and deliver to Buyer a certified survey which shall identify any encroachments or property boundary discrepancies and shall determine the actual legal description of the Property which legal description shall be consistent with the drawing attached to this Agreement as Exhibit "A" and the understanding of the parties (the "Survey"). Buyer shall prior to the termination of the Option Period give Seller written objections and proposed modifications to the Survey. If Buyer has not given Seller written notice of its objections within the Option Period, the Survey shall be deemed to have been

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     accepted by Buyer as the legal description for the Property. If the Survey and the resulting legal description of the Property do not vary materially from the description of the Property represented in Exhibit "A", Buyer may not object to the Survey except for reasonable objections based upon reasonable development requirements for the remainder of the Property or upon requirements of Buyer's lender or applicable regulatory or governmental authorities.

          (ii) Seller hereby grants to Buyer and persons designated by Buyer the right and permission at any time to enter upon the Property to inspect, appraise and verify surveys thereof. Seller shall also make available to Buyer for inspection all records of operations on the Property, including, but not limited to, all records and documents concerning water and mineral rights, governmental permits, surveys, engineering studies, water surveys or data, seismic studies, environmental studies, designs, plats, maps, licenses and allotments. Buyer agrees that it will not interfere, in any material respect, with Seller's use of the Property in conducting such inspections.

          (iii) Within 20 calendar days of Buyer's written notice to Seller, Seller, at its expense, shall obtain and deliver to Buyer a commitment for the issuance of a policy of title insurance with extended coverage on the Property, with copies of all documents identified as exceptions therein. Buyer shall prior to the termination of the Option Period give Seller written objections to the status of title. If Buyer has not given Seller written notice of its objections within the Option Period, the commitment for title insurance shall be deemed to have been accepted by Buyer and Buyer shall accept such a title policy in compliance therewith as satisfaction of Seller's commitment in that respect hereunder. If Buyer reasonably objects to any item or exception in the commitment, Seller shall remove or cure such objection or exception prior to Closing. To the extent that such objectionable items can be removed by the payment of the amount of any such lien or encumbrance, Seller agrees to have the proceeds paid by Buyer at Closing applied to such liens in order to obtain their removal. In the event Seller fails to cure any such objections or exceptions, Buyer may refuse to Close and the Closing date shall be extended until such objection or exception is cured or Buyer terminates this Agreement, at its discretion, whereupon Seller shall reimburse the Option purchase price to Buyer. In the event that this Option is not exercised by Buyer, all such evidences of title shall be immediately returned to Seller.

     5. Exercise of Option. Buyer may exercise the Option at any time from and after the date hereof and prior to the expiration of the Option Period by giving to Seller notice of exercise in writing by certified mail, postage prepaid thereon at the address indicated in paragraph 14(ix) of this Agreement, which notice must be postmarked on or before the expiration of the Option Period, or by

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hand-delivery or courier service. Within 10 calendar days of the date Seller executes this Agreement, Buyer shall designate a Gunnison County, Colorado escrow agent (the "Escrow Agent") and identify a closing date to be not later than 90 calendar days after the date Seller executes this Agreement.

     6. Title At Closing, Seller shall execute and deliver to Buyer a good and sufficient warranty deed conveying fee simple title to the Property to Buyer, subject only to those easements, rights of way, reservations, restrictions, encumbrances and other matters accepted or not objected to or waived by Buyer. The parties shall agree upon mutually acceptable escrow instructions for the Escrow Agent to protect the Buyer and Seller.

     7. Title Insurance. At Closing, Seller shall furnish to Buyer, at Seller's expense, an owner's policy of title insurance, in extended coverage form, in the amount of the Purchase Price, insuring title in Buyer subject to standard printed exceptions and those easements, rights of way, reservations, restrictions, encumbrances and other matters accepted or not objected to or waived by Seller.

     8. Closing. In the event of exercise of this Option, the closing contemplated herein (the "Closing") shall occur at the offices of the Escrow Agent or at such other location agreed upon by Buyer and Seller on the date designated by the Buyer under paragraph 5 above. Buyer and Seller agree to each pay one half of the standard reasonable recording, documentation and closing fees of the Escrow Agent, other than the cost of the title insurance policy which shall be paid by Seller. Real property taxes, utility and other charges or assessments for the current year, rents and profits shall be prorated as of the date of Closing. Any greenbelt rollback taxes for periods prior to Closing shall be allocated to and paid by Seller at Closing. All other taxes, including documentary taxes, if any, and all assessments, mortgage liens, encumbrances or charges against the Property of any nature, shall be paid by Seller at Closing, unless waived or assumed by Buyer.

     9. Risk of Loss. All risk of loss and destruction of the Property and expenses and insurance shall be born by Seller until the date of Closing.

     10. Possession. Seller shall deliver possession of the Property to Buyer on the date of Closing, unless otherwise agreed to by Buyer and Seller.

     11.  Representations Warranties Covenants and Conditions.

          (i) As of the date hereof and as of the date of Closing, Seller hereby represents and warrants to Buyer that (a) Seller has all requisite power and authority to enter into this Agreement and all documents contemplated hereby (collectively, the "Purchase and Sale Documents"); (b) there are no claims, actions, suits or other proceedings pending with respect to the Property or against Seller which would affect the Property

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     or Seller's ability to convey the same as required hereunder, (c) the
     Property complies with all applicable laws and regulations and will pass all applicable governmental inspections; (d) Seller owns marketable fee simple title to the Property not encumbered by any interest in a third party which is not of record; (e) Seller is not in default of any obligations secured by the Property or under any leases with respect to the Property; (f) Seller has received no demands from any governmental agency that the Property contains any hazardous or toxic substance or that any such substance has been discharge from or onto the Property, and the Property has not been used as a processing, storage or handling facility for any "hazardous substance", as defined in any government statute, code or regulation, and there are no hazardous substances existing anywhere on or running onto or off of the Property, except as disclosed by Seller to Buyer in writing within 30 days of the date of this Agreement (Seller agrees to fully indemnify, defend and save Buyer harmless from any loss or injury suffered by Buyer in the event such hazardous substances are discovered to have existed on the Property as of Closing which have not been disclosed by Seller in accordance herewith, which obligation of Seller shall survive Closing), (g) the Property is in full compliance with, and Seller has received no notice from any federal, state, county, municipal or other governmental body or agency of any violation of any law, ordinance, rule or regulation applicable to the Property, or of any proposed, pending or outstanding changes or violations of existing zoning or use regulations, and (h) the Property and all improvements and fixtures thereon are in good working order, without material defects.

          (ii) Buyer hereby represents and warrants to Seller that Buyer has all requisite power and authority to enter into the Purchase and Sale Documents.

          (iii) All covenants, warranties and representations contained in this Agreement shall survive Closing and the delivery of the consideration and deed and shall not be merged therein; provided, however that as to representations made herein, said survival shall be applicable only as to the truth thereof at the time of Closing, but not as to any time subsequent to Closing.

          (iv) At Closing, Seller shall provide to Buyer an Affidavit to satisfy Internal Revenue requirements, stating that the Seller is not a foreign person (as that term is defined in Section 1445 of the Internal Revenue
     Code) and providing Seller's employer identification number. In the event that Seller does not provide such an Affidavit, Buyer shall withhold from the Purchase Price such amount as may be required by the Internal Revenue Service and pay such amount to the Internal Revenue Service as required by applicable law.

          (v) Seller shall provide such information and shall be responsible for filing such reports as shall be required under

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     the reporting requirements of the Tax Reform Act of 1986, and shall indemnify and hold harmless Buyer should it fail to comply.

          (vi) Buyer's obligation to close under this Agreement shall be subject to its receipt of a general warranty deed in recordable form, and the full performance by Seller of all covenants imposed on it hereunder, and full satisfaction of all other conditions to closing set forth herein.

          (vii) Seller's obligation to close under this Agreement shall be subject to its receipt of the Purchase Price as required hereunder, and the full performance by Seller of all covenants imposed on it hereunder, and full satisfaction of all other conditions to closing set forth herein.

     12. Brokerage. Seller and Buyer represent and warrant to each other that they have not agreed to pay any brokerage or finder's fee or commissions with respect to the sale of the Property, except as disclosed herein, and agree to hold each other harmless from any claim by a third person to any brokerage commission or finder's fee. Seller has agreed to pay V. L. Olsen & Company a finder's fee of three percent (3%) of the principal portion of the Purchase Price, and hereby directs and authorizes Buyer to deduct 3 % of each payment of the Purchase Price from the payments to be made to Seller and pay such deducted amount to or for the benefit of V. L. Olsen & Company.

     13. Termination of Option. If this Option has not been exercised on or before the expiration of the Option Period, the Option shall expire. In such event, or if Buyer has exercised the Option but chooses to terminate under the provisions of paragraph 4 or otherwise fails to close, this Agreement shall terminate in which event Seller, if not in default hereunder, shall retain the Option purchase price previously received from Buyer as full consideration for the granting of this Option. Further, since the ascertainment of damages from a failure to close would be difficult and burdensome for the parties, the Seller shall retain the Option purchase price as full and complete liquidated damages for failure to close if this Option is exercised. Seller shall not be entitled to make any further claim against Buyer.

     14.  General Provisions.

          (i) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, as applicable, of the respective parties hereto, and any entities resulting from the reorganization, consolidation or merger of any party hereto.

          (ii) Headings. The headings used in this Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

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          (iii) Time of the Essence. Time is of the essence of this Agreement.
     Any deadline hereunder which falls on a weekend day or holiday shall instead fall on the next following business day.

          (iv) Severability. The provisions of this Agreement are severable, and should any provision hereof be found to be void, voidable or unenforceable, such void, voidable or unenforceable provision shall not affect any other portion or provision of this Agreement.

          (v) Waiver. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Agreement on the part of the other party.

          (vi) Modification. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

          (vii) Governing Law. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Colorado.

          (viii) Attorney's Fees. In the event any action or proceeding is brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs in such amount as the court may adjudge reasonable, whether incurred before, during or after such proceeding is commenced and conducted.

          (ix) Notice. Any notice, consent, request, objection or communication to be given by either party to this Agreement shall be in writing and shall be either delivered personally, by certified mail or by Airborne, Federal Express or other commercial overnight delivery service addressed as follows:

     If to Buyer, to:      Pangolin Corporation
                           Suite 218
                           Deer Valley Plaza
                           1351 Deer Valley Road South
                           Park City, Utah 84060

     With a copy to:       Steven W. Dougherty, Esq.
                           Anderson & Karrenberg
                           700 Bank One Tower
                           50 West Broadway
                           Salt Lake City, Utah 84101-2006

     If to Seller, to:     U.S. Energy Corp./Crested Corp.
                           877 N. 8th West
                           Riverton, Wyoming 82501

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          (x) Recording. This Agreement shall not be recorded in the county land records. However, the Buyer may record notice of this Agreement in such records. (xi) Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

     15. Assignment. Buyer may, at its option and with written notice to Seller, assign its rights hereunder to any person or entity who shall assume all obligations hereunder. Upon such assignment, Buyer shall no longer be obligated hereunder, whereupon all references herein to Buyer shall be deemed to refer to said assignee only. Seller shall thereafter attorn to such assignee as buyer under this Agreement.

     16. No Partnership or Agency. Seller and Buyer acknowledge that, by virtue of this Agreement and the transactions contemplated hereby, Seller and Buyer are not the agents or partners of each other, and that the transactions contemplated hereby do not constitute any joint venture or partnership between Seller and Buyer.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Option Agreement on the date first above written.

                                         BUYER:

                                         Pangolin Corporation


                                         By ___s/ Kitty Bennion_________
                                         Its __Vice President___________



                                         SELLER:

                                         U.S. Energy Corp./Crested Corp.


                                         By ___s/ Michael E. Sweeney____
                                         Its __Vice President___________

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